EXHIBIT 10.2

DEBTOR-IN-POSSESSION FINANCING
TERM SHEET

This Term Sheet is dated November 17, 2017, and is addressed to Real Alloy Holding, Inc. by Bank of America, N.A. ("BANA").  Unless otherwise defined herein, capitalized terms used herein and in the accompanying Annexes shall have the meanings set forth in the Existing Revolving Credit Agreement (as defined below).

The terms set forth in this Term Sheet are being provided as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed DIP Revolving Facility (as defined below).

This Term Sheet provides an outline of a proposed split-lien, senior secured, super-priority revolving facility, and, does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein.  This Term Sheet is for discussion purposes only, and is non-binding, and is neither an expressed nor implied offer with regard to any financing, to arrange, provide or purchase any loans in connection with the transactions contemplated hereby or to arrange, provide or assist in arranging or providing the potential financing described herein.  Without limiting the generality of the foregoing, proposals contained herein shall be subject to, among other things, obtaining any necessary credit and court approvals.  Any agreement to provide the DIP Revolving Facility or any other financing arrangement will be subject to the execution and delivery of (i) definitive documentation satisfactory to the DIP Revolving Agent (as defined below) in its sole discretion and (ii) an order of the Bankruptcy Court (as defined below) satisfactory to the DIP Revolving Agent in its sole discretion.

Borrowers

Real Alloy Holding, Inc., Real Alloy Recycling, Inc., Real Alloy Specialty Products, Inc., Real Alloy Specification, Inc., and EST Schaefer, LLC  (collectively, the "Company" or the "Borrowers" or the "Debtors"), each as a debtor and debtor-in-possession in cases for which joint administration will be requested (collectively, the "Cases") pending as of the filing date (the "Petition Date") under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101, et seq., "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court").

Guarantors

All guarantors under the Existing Revolving Facility and Real Alloy Canada Ltd. (collectively, the "Guarantors" and each a "Guarantor").  Such Guarantors, together with Borrower, are referred to herein as each a "Loan Party" and collectively, the "Loan Parties."  Such guarantees shall be joint and several.

DIP Revolving Agent and DIP Revolving Lenders	BANA and such other Lenders acceptable to BANA (if any) would be the "DIP Revolving Lenders." BANA would act as the agent for the DIP Revolving Lenders (in such capacity, the "DIP Revolving Agent").

Existing Revolving Facility

The senior secured revolving loan facility under that certain Revolving Credit Agreement dated as of March 14, 2017, among the Borrowers, Existing Revolving Agent and Existing Revolving Lenders (the "Existing Revolving Credit Agreement") pursuant to which existing revolving loans and other obligations are outstanding thereunder as of the Petition Date, plus accruing postpetition interest, fees, costs and other charges payable thereunder (the "Existing Revolving Obligations").

Existing Indenture	The term notes ("Existing Notes") issued pursuant to the Indenture Documents.
Existing Intercreditor Agreement

The Intercreditor Agreement ("Existing Intercreditor Agreement") dated as of February 27, 2015, as amended, restated, supplemented or otherwise modified to date, among Wilmington Trust, N.A. ("Notes Collateral Trustee"), Existing Revolving Agent, and certain of the Loan Parties.

DIP Revolving Facility

The DIP Revolving Lenders will ratably provide Borrowers a super-priority, secured, debtor-in-possession revolving credit facility (the "DIP Revolving Facility") with a maximum credit amount ("Maximum Credit Amount") of $110,000,000.

Advances under the DIP Revolving Facility ("DIP Revolving Loans") would be available up to a maximum amount outstanding at any one time equal to (i) the lesser of (A) the Maximum Credit Amount, and (B) the amount of the Postpetition Borrowing Base (as defined below), minus (ii)  an amount equal to (A) the aggregate amount of the Existing Revolving Obligations (it being understood that the Postpetition Borrowing Base will be reduced by the amount of outstanding Existing Revolving Obligations accruing after the Petition Date only to the extent such obligations have not been paid when due) plus (B) the aggregate principal amount of the outstanding DIP Revolving Loans (such sum, the "DIP Revolving Availability").  The Borrowers would only be permitted to request that the DIP Revolving Lenders make DIP Revolving Loans to the extent required to pay, when due, those expenses enumerated in the Approved Budget (as defined below) and as may otherwise be permitted or required by the Orders (as defined in Annex C). All cash consisting of proceeds of the categories of assets described in the definition of ABL Priority Collateral in the Existing Revolving Credit Agreement coming into the possession or control of the Debtors shall be applied to reduce the Existing Revolving Obligations (otherwise referred to a "Gradual Roll-up") until entry of the "Final Order" described in Annex C, at which time a DIP Revolving Facility advance shall be used to fully repay any remaining Existing Revolving Obligations. As between the Existing Revolving

Obligations and DIP Revolving Loans, applications shall be made first to the Existing Revolving Obligations until paid in full.

The DIP Revolving Facility will be evidenced by a credit agreement (the "DIP Revolving Credit Agreement"), security documents, guarantees and other legal documentation (collectively, together with the DIP Revolving Credit Agreement, the "DIP Revolving Loan Documents") required by the DIP Revolving Agent and the DIP Revolving Lenders, which DIP Revolving Loan Documents shall be in form and substance consistent with this term sheet and otherwise substantially similar to the Existing Revolving Credit Agreement and documents under the Existing Revolving Facility.

DIP Term Facility

A new money, non-amortizing, term loan facility in an aggregate principal amount equal to $255,000,000, comprised of $65,000,000 of "new money" loans in respect of U.S. operations and up to $20,000,000 of "new money" loans in respect of European funding needs, plus up to $170,000,000 of loans representing a "roll-up" of a portion of the Existing Notes held by the DIP Term Lenders (as defined below), the interest on such "roll-up" portion being PIK interest (the "DIP Term Facility"), to be funded by term lenders ("DIP Term Lenders") and secured on a basis in accordance with the terms hereof. The agent for the DIP Term Lenders (in such capacity, the "DIP Term Agent") would be required to be reasonably acceptable to DIP Revolving Agent.  Up to $50,000,000 of the "new money" loans under the DIP Term Facility will be funded by the DIP Term Lenders to an account that may be accessed by the Borrowers for U.S. needs upon entry of, but subject to, the terms of the Interim Order (as defined in Annex C).

No repayment of the Existing Indenture or the DIP Term Facility would be permitted with proceeds of the DIP Revolving Facility or DIP Revolving Collateral on which DIP Revolving Agent holds a lien senior to the DIP Term Facility or the Existing Indenture.

Promptly upon the closing of the DIP Term Facility, approximately $17-18 million of advances under the DIP Term Facility ("DIP Term Loans") will be advanced to Borrowers for immediate liquidity needs, and another $17-18 million of DIP Term Loans will pay down the Existing Revolving Facility to and, therefore, create availability under the DIP Revolving Facility.  Otherwise, except to the extent necessary to eliminate any Overadvance (as defined in the DIP Revolving Credit Agreement), no repayment of the Existing Revolving Obligations would be required to be made with any proceeds of the DIP Term Facility or (until the Existing Indenture and DIP Term Facility are paid in full) the "Notes Priority Collateral" (as defined in the Existing Intercreditor Agreement).

Closing Date	On or before November 20, 2017, or such later date as may be mutually agreed upon by the Debtors, the DIP Term Agent and the DIP Revolving Agent (the "Closing Date").
Maturity

All DIP Revolving Obligations (as defined below) will be due and payable in full in cash on the earliest date to occur (the "Maturity Date") of (i) six (6) months from the Petition Date, (ii) the consummation of any sale of all or substantially all of the DIP Revolving Collateral of the Debtors pursuant to Section 363 of the Bankruptcy Code, (iii) if the Final Order has not been entered, the date that is thirty-five (35) calendar days after the Petition Date, (iv) the acceleration of the DIP Revolving Loans and the termination of the DIP Commitments upon the occurrence of an event referred to below under "Termination", and (v) the effective date of any Plan of any Loan Party, unless otherwise agreed by DIP Revolving Agent (any such date, the "DIP Revolving Termination Date").  Principal of, and accrued interest on, the DIP Revolving Loans and all other amounts owing to the DIP Revolving Agent and/or the DIP Revolving Lenders under the DIP Revolving Facility shall be payable on the DIP Revolving Termination Date.

Postpetition Borrowing Base

Same as "U.S. Borrowing Base" and "Canadian Borrowing Base" under the Existing Revolving Credit Agreement but (i) determined taking into account all applicable (prepetition and postpetition) assets of Borrowers and Canadian Guarantors among the categories described in the definition of ABL Priority Collateral in the Existing Revolving Credit Agreement, and (ii) implementing a $7,500,000 availability block until a "Stalking Horse" (as defined in Annex D) is approved by the Bankruptcy Court in accordance with Annex D, and upon such approval of a Stalking Horse, implementing a $5,000,000 availability block; provided, that, reserves may also be established for accrued and accruing Carve-Outs, 503(b)(9) claims and other administrative expenses of, or prepetition claims against, the Debtors that are required to be paid from proceeds of the DIP Revolving Facility or the DIP Revolving Collateral.

Letters of Credit and Bank Product Obligations

Same as under Existing Revolving Credit Agreement.  All Existing Revolving Obligations consisting of contingent Existing Revolving Obligations (including Existing Revolving Obligations for Letters of Credit and Bank Product Obligations (each as defined in the Existing Revolving Credit Agreement)) would be deemed assumed by Borrower and reissued or otherwise incurred under the DIP Revolving Facility and, effective upon such deemed assumption and deemed reissuance and incurrence, such amount would be deemed refinanced for purposes of the Existing Intercreditor Agreement.

Optional Prepayment

The DIP Revolving Facility may be prepaid (in accordance with the priorities herein) and the commitments under the DIP Revolving Facility may be terminated in whole at any time upon at least 3 business days’ prior written notice to DIP Revolving Agent; provided, however, if such prepayment is permanent and is accompanied by a termination of all commitments under the DIP Revolving Facility and repayment in full of the Existing Revolving Facility; provided,  further that such notice may be conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities).

Mandatory Prepayments

Subject to the terms and conditions of the Existing Intercreditor Agreement and Orders, the DIP Revolving Facility will contain customary mandatory prepayment events for financings of this type (including immediate repayment of any over-formula amounts) substantially similar to the Existing Revolving Credit Agreement, including, without limitation, prepayments from proceeds of non-ordinary course dispositions of DIP Revolving Collateral.

Mandatory prepayments will be applied, first, to the outstanding balance of the Existing Revolving Obligations in permanent reduction thereof, and, then, to the outstanding balance of the DIP Revolving Loans without a corresponding reduction of commitments under the DIP Revolving Facility.

Use of Proceeds

To (i) refinance the Existing Revolving Obligations upon entry of a Final Order, (ii) fund certain fees and expenses associated with the DIP Revolving Facility, and (iii) to pay for administrative expenses incurred by the Company during the Cases and set forth in the Approved Budget.

Notwithstanding the foregoing, no portion or proceeds of the DIP Revolving Facility, DIP Term Facility, the Carve-Out (as defined below), the DIP Revolving Collateral (as defined below) or the assets securing the DIP Term Facility may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Existing Revolving Agent, Existing Revolving Lenders, DIP Revolving Agent, DIP Revolving Lenders, except for $50,000 permitted for costs of a committee incurred investigating the Existing Revolving Agent, Existing Revolving Lenders, the Existing Revolving Obligations and the liens securing the same.

Fees and Interest Rates	As set forth on Annex A-I.
Collateral	Subject to the Carve-Out (as defined below), all obligations of the Debtors to the DIP Revolving Lenders and DIP Revolving Agent under the DIP Revolving Facility, including, without limitation, all principal and accrued interest, premiums (if any), costs, fees and expenses or any other amounts due under the DIP Revolving Facility, as well as cash management services, hedges and other bank products provided by the DIP Revolving Lenders (collectively, the "DIP Revolving Obligations") shall be secured by the following (the "DIP Revolving Collateral"):

i.pursuant to section 364(c)(3) of the Bankruptcy Code, a junior perfected lien on, and security interest in, all present and after-acquired property of the Debtors, wherever located, that consist of the categories of assets described in the definition of North America ABL Priority Collateral in the Existing Intercreditor Agreement, junior only (except as otherwise set forth in the Orders) to the liens securing the Existing Revolving Obligations (the “Existing Revolving Liens”), replacement liens granted to secure the Existing Revolving Obligations, and to valid, perfected and enforceable and unavoidable liens existing as of the Petition Date in favor of any third party creditor, to the extent any such lien is senior to the Existing Revolving Liens (“Permitted Priority ABL Liens”);

ii.pursuant to section 364(c)(3) of the Bankruptcy Code, a junior perfected lien on, and security interest in, all present and after-acquired property of the Debtors, wherever located, that consist of the categories of assets described in the definition of Notes Priority Collateral in the Existing Intercreditor Agreement, junior only (except as otherwise set forth in the Orders) to the liens securing the DIP Term Facility, to liens securing the Existing Indenture and replacement liens granted to secure the Existing Indenture, (the “Existing Term Liens”), and to valid, perfected and enforceable and unavoidable liens existing as of the Petition Date in favor of any third party creditor, to the extent any such lien is senior to the Existing Term Liens (the “Permitted Priority Term Liens”) ; and

iii.pursuant to section 364(c)(2) of the Bankruptcy Code, a first priority perfected lien on, and security interest in, all other property of the Debtors, wherever located (including, upon entry of the Final Order, proceeds of avoidance actions under chapter 5 of the Bankruptcy Code), not subject to a lien or security interest on the Petition Date, which lien to secure the DIP Revolving Obligations shall be pari passu with the lien of the DIP Term Agent on such assets.

Superpriority DIP Claims

All of the claims of the DIP Revolving Lenders on account of the DIP Revolving Obligations shall be entitled to the benefits of section 364(c)(1) of the  Bankruptcy Code, having a superpriority over any and all administrative expenses of the kind that are specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provisions of the Bankruptcy Code (the "Superpriority DIP Claims"), subject only to the Carve-Out.

The Superpriority DIP Claims will, at all times during the period that the DIP Revolving Loans remain outstanding, remain senior in priority to all other claims or administrative expenses; provided that such Superpriority DIP Claims will, at all times during the period that the DIP Revolving Loans remain outstanding, rank pari passu with any superpriority administrative expense claims under Bankruptcy Code 364(c)(1) of the Bankruptcy Code of the DIP Term Lenders on account of the obligations under the DIP Term Facility.

Bank Products; Cash Dominion

Debtors will maintain their primary depository and treasury management relationships with Bank of America, N.A. or one of its affiliates or maintain or such other depository institutions; provided, that the Orders shall provide that account control agreements in favor of the Existing Revolving Agent shall be deemed also in favor of the DIP Revolving Agent.

Bank Products will otherwise be substantially the same as set forth in the Existing Revolving Credit Agreement.

DIP Revolving Agent shall at all times have full cash dominion with respect to all Borrowers and Canadian Guarantors, other than with respect to any segregated account established specifically to hold advances under the DIP Term Facility until used by Borrowers.

Carve-Out

DIP Revolving Agent will not require specific reserves against availability on account of any carveouts for professionals in the Bankruptcy Case ("Carve-Out").  All Carve-Out amounts will be paid from proceeds DIP Term Facility and the Notes Priority Collateral.

Investigation Rights

The official committee of unsecured creditors appointed in the Cases (the "Committee") shall have a maximum of sixty (60) calendar days from the date of the Committee’s appointment, but in no event later than seventy-five (75) calendar days from the Petition Date (the "Committee Investigation Period") to investigate and commence an adversary proceeding or contested matter, as required by the applicable Federal Rules of Bankruptcy Procedure, and challenge (each, a "Challenge") the findings, the Debtors’ stipulations, or any other stipulations contained in the Orders, including, without limitation, any challenge to the validity, priority or enforceability of the liens securing the obligations under the Existing Revolving Loan Facility or the DIP Revolving Facility, or to assert any claim or cause of action against the Existing Revolving Agent, DIP Revolving Agent, or the Existing Revolving Lenders or DIP Revolving Lenders (the "ABL Released

Parties") arising under or in connection with the Existing Revolving Facility or the DIP Revolving Facility, as the case may be, whether in the nature of a setoff, counterclaim, or otherwise.  If the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code prior to the latest date by which the Committee Investigation Period would end pursuant to the immediately preceding sentence, then any chapter 7 trustee appointed in such converted cases shall have a maximum of sixty (60) days (the “Ch. 7 Investigation Period” and, together with the Committee Investigation Period, the “Investigation Period”) after the date that the Chapter 11 Cases are converted to bring any such Challenge.  The Investigation Period may only be extended: (a) with the prior written consent of counsel to the DIP Revolving Agent, as memorialized in an order of the Bankruptcy Court, or (b) pursuant to an order of the Bankruptcy Court upon a showing of good cause for such extension.  Except to the extent asserted in an adversary proceeding or contested matter filed during the Investigation Period, upon the expiration of such applicable Investigation Period (to the extent not otherwise waived or barred), (i) any and all Challenges or potential challenges shall be deemed to be forever waived and barred; (ii) all of the agreements, waivers, releases, affirmations, acknowledgements and stipulations contained in the Orders shall be irrevocably and forever binding on the Debtors, the Committee and all parties-in-interest and any and all successors-in-interest as to any of the foregoing, including any chapter 7 trustee, without further action by any party or the Bankruptcy Court; (iii) the Existing Revolving Obligations shall be deemed to be finally allowed and the Existing Revolving Liens shall be deemed to constitute valid, binding and enforceable encumbrances, and not subject to avoidance pursuant to the Bankruptcy Code or applicable non-bankruptcy law; and (iv) the Debtors shall be deemed to have released, waived and discharged the ABL Released Parties from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, the Existing Revolving Facility or the DIP Revolving Facility.  Notwithstanding anything to the contrary herein: (x) if any Challenge is timely commenced, the stipulations contained in the Final Order shall nonetheless remain binding on all other parties-in-interest and preclusive except to the extent that such stipulations are expressly and successfully challenged in such Challenge; and (y) the ABL Released Parties reserve all of their rights to contest, on any grounds, any Challenge.

Representations and Warranties

The DIP Revolving Credit Agreement will contain customary representations and warranties substantially similar to those contained in the Existing Revolving Credit Agreement, with such modifications to be consistent with the provisions of this Term Sheet (which will be applicable to each Debtor and its subsidiaries) to be made as of (x) the date the Borrower and the Guarantors execute the DIP Revolving Loan Documents and (y) each date upon which Advances are made under the

DIP Revolving Facility, and in each case consistent with the representations and warranties provided by the Debtors to the DIP Term Lenders in respect of the DIP Term Facility but made applicable to the DIP Revolving Facility.

Affirmative, Negative and Financial Covenants

The DIP Revolving Credit Agreement will contain customary affirmative, negative and financial covenants substantially similar to those contained in the Existing Revolving Credit Agreement, with such modifications to reflect the provisions of this Term Sheet (which will be applicable to each Debtor and its subsidiaries) and to contain and be consistent with such covenants of the Debtors in favor of the DIP Term Lenders but made applicable to the DIP Revolving Facility, including, without limitation, the following:

•Variance tests with respect to the Approved Budget (defined below) on the same terms as provided under the DIP Term Facility, with negative variance thresholds of 15-20% with respect to receipts and 12-20% with respect to disbursements.

•Without the prior written consent of the DIP Revolving Lenders, not make or permit to be made any change to the Orders or any other order of the Bankruptcy Court with respect to the DIP Revolving Facility.

•Not permit the Debtors to seek authorization for, and not permit the existence of, (i) a claim for any administrative expense that is pari passu with or senior to the Superpriority DIP Claims, except for the Carve-Out, or (ii) any lien on any DIP Revolving Collateral having a priority equal or senior to the liens in favor of the DIP Revolving Agent (on behalf of the DIP Revolving Lenders) in respect of the DIP Revolving Obligations, except for the Carve-Out, the Permitted Priority ABL Liens, the Permitted Priority Term Liens, and the Existing Revolving Liens all on the basis set forth herein.

Financial Reporting Requirements

The Borrower shall provide to the DIP Revolving Agent for the benefit of the DIP Revolving Lenders the following reporting deliveries (hereinafter the "Financial Reporting Requirements"), in each case substantially similar to the reporting deliveries and requirements agreed to between the Debtors and the DIP Term Lenders in respect of the DIP Term Financing but applicable to the DIP Revolving Lenders in respect of the DIP Revolving Credit Agreement, and in all cases certified by an officer of the Debtors: (i) a weekly Borrowing Base Certificate; (ii) monthly consolidated financial statements of the Debtors and their subsidiaries, within thirty (30) days of month end, certified by the Debtors’ chief financial officer; (iii) quarterly consolidated financial statements of the Debtors and their subsidiaries within forty-five (45) days of fiscal quarter end, certified by the Borrower’s chief financial officer; (iv) annual audited consolidated financial statements of the Debtors and their subsidiaries within ninety (90) days of fiscal year end, certified with respect to such consolidated statements by independent certified public accountants acceptable to the DIP Revolving Agent which shall not be qualified in any material respect as to scope but may contain a qualification with respect to the Cases; (v) each month thereafter during the Cases, an updated 13-week cash flow forecast, in each case, in form and substance satisfactory to the DIP Revolving Agent at the direction of the DIP Revolving Lenders (the "Weekly Cash Flow Forecast") for the subsequent 13 week period consistent with the form of the Approved Budget; and (vi) beginning on the second Thursday following the Closing Date, and on each Thursday thereafter, a variance report (the "Variance Report") setting forth actual cash receipts, sales and disbursements of the Debtors for the prior week and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such week as compared to the Approved Budget on a weekly, rolling 4-week, and cumulative basis (which shall be subject to the variances set forth in the DIP Revolving Loan Documents); The Borrower will promptly provide notice to the DIP Revolving Agent of any material adverse change.

All deliveries required pursuant to this section shall be subject to the confidentiality provision in the DIP Revolving Credit Agreement.

Other Reporting Requirements

The DIP Revolving Credit Agreement will contain other reporting requirements substantially similar to those contained in the Existing Revolving Credit Agreement and under the DIP Term Facility (but made applicable to the DIP Revolving Facility), with such modifications to reflect the provisions of this Term Sheet, including, without limitation, with respect to litigation, contingent liabilities, ERISA or environmental events (collectively with the financial reporting information described above, the "Information").

Chapter 11 Cases Milestones	As set forth on Annex D.
Approved Budget

As used herein, "Approved Budget" means: a 13-week operating budget setting forth all forecasted receipts, sales and disbursements of the Debtors and their subsidiaries on a weekly basis for such 13-week period beginning as of the week of the Petition Date, broken down by week, including the anticipated weekly uses of the proceeds of the DIP Revolving Facility for such period, which shall include, among other things, available cash, cash flow, accrued but unpaid trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the DIP Revolving Facility, fees and expenses related to the Cases, working capital and other general corporate needs and projected Availability during the term of the DIP Revolving Facility, which forecast shall be in form and substance satisfactory to the DIP Revolving Agent, together with any Weekly Cash Flow Forecasts that are accepted by DIP Revolving Agent as an Approved Budget.
Events of Default

The credit agreement governing the DIP Revolving Facility would include such events of default applicable to the Loan Parties and their respective subsidiaries substantially similar to those contained in the Existing Revolving Credit Agreement, and those events of default listed on Annex B (each, an “Event of Default”).

Termination

Upon the occurrence and during the continuance of an event of default under the DIP Revolving Loan Documents, the DIP Revolving Agent may, and at the direction of the DIP Revolving Lenders shall, by written notice to the Borrower, its counsel, the U.S. Trustee and counsel for any statutory committee, terminate the DIP Revolving Facility, declare the obligations in respect thereof to be immediately due and payable and, subject to the immediately following paragraph, exercise all rights and remedies under the DIP Revolving Loan Documents and the Orders.

Marshaling and Waiver of 506(c) Claims

The Orders shall (i) provide that in no event shall the DIP Revolving Agent, the DIP Revolving Lenders, the Existing Revolving Agent, or the Existing Revolving Lenders be subject to the equitable doctrine of "marshaling" or any similar doctrine with respect to the DIP Revolving Collateral or the Working Capital Collateral (as defined in the Existing Intercreditor Agreement), as applicable, (ii) the Interim Order shall approve the waiver of all 506(c) claims on account of amounts covered by the Carve-Out, and (iii) the Final Order shall approve the waiver of all 506(c) claims and similar rights under 552(b).

Adequate Protection

As adequate protection for the use of the collateral securing the Existing Revolving Obligations, the Existing Revolving Agent and the Existing Revolving Lender shall receive, among other things, (i) current payment of all documented (in summary form) out-of-pocket fees, costs and expenses of the Existing Revolving Agent, including, without limitation, all fees, costs, disbursements and expenses of its outside counsel, Goldberg Kohn Ltd. (including,  without limitation, costs incurred in connection with its retention of a financial advisor), and one firm of local counsel engaged by the DIP Revolving Agent in connection with the Debtors’ Chapter 11 Cases and, without duplication, the Existing Revolving Lenders, (ii) replacement liens on the North America ABL Priority Collateral (as defined in the Existing Intercreditor Agreement), junior only to the Permitted Priority ABL Liens and the liens on such North America ABL Priority Collateral securing the Existing Revolving Obligations, (iii) liens on the Notes Priority Collateral, which shall be junior to the Carve-Out and the liens granted to the DIP Term Agent, the Existing Term Liens, liens securing the North America ABL Priority Obligations and any Permitted Priority Term Liens in such Notes Priority Collateral, (iv) superpriority administrative expense claims with respect to the extent of any post-petition diminution in value of the Existing Revolving Lenders' interest in the ABL Priority Collateral (as defined in the Existing Intercreditor Agreement), which claims will be pari passu with any such claims of the DIP Term Lenders, (v) access to the Debtors' books and records and such financial reports as are provided to the DIP Revolving Agent, and (vi) the determination of liens and claims and release provided in the Investigation Rights section.

Credit Bidding

The Orders (as defined in Annex C) and the DIP Revolving Loan Documents (as defined below) shall provide that, in connection with any sale of any of the Debtors’ assets under section 363 of the Bankruptcy Code or under any plan or reorganization or liquidation (a "Plan"), subject to the later of entry of the Final Order or the conclusion of the Investigation Period (as defined below), (i) the Existing Revolving Agent shall have the right to credit bid up to and including the full amount of all Existing Revolving Obligations, as applicable, at the direction of the Lender (as defined in the Existing Revolving Credit Agreement) for the DIP Revolving Collateral (other than any Notes Priority Collateral in which the DIP Revolving Agent may hold a junior lien), and (ii) the DIP Revolving Agent shall have the right to credit bid any amounts outstanding under the DIP Revolving Facility at the direction of the DIP Revolving Lenders for the DIP Revolving Collateral (other than any Notes Priority Collateral on which the DIP Revolving Agent may hold a junior lien).  Any such credit bid may provide for the assignment of the right to purchase the acquired assets to a newly formed acquisition vehicle.

Conditions Precedent to Closing	As set forth on Annex C.
Assignments & Participations	Same terms and conditions as those in the Existing Revolving Credit Agreement, but without any approval or consent rights in favor of the Company after an Event of Default.
Governing Law and Forum	Same as Existing Revolving Credit Agreement.
Counsel to Agent	Goldberg Kohn Ltd. ("GK").
Financial Advisor to Agent	GK will continue to retain Conway MacKenzie, Inc. as financial advisor in connection with its capacity as counsel to the DIP Revolving Agent and Existing Revolving Agent.

Annex A-I

Interest Rates and Fees

Interest Rate Options:	Borrower may elect that the loans bear interest at a rate per annum equal to:
(i) the Base Rate plus the Applicable Margin; or
(ii) the LIBOR Rate plus the Applicable Margin.
As used herein:
"Base Rate" has the meaning set forth in the Existing Revolving Credit Agreement.
"LIBOR Rate" has the meaning set forth in the Existing Revolving Credit Agreement. The LIBOR Rate shall be available for interest periods consistent with the Existing Loan Agreement.
"Applicable Margin" means (i) 2.25% in the case of Base Rate Loans and (ii) 3.25% in the case of LIBOR Rate Loans.
Interest Payment Dates:	Same as Existing Revolving Credit Agreement.
Letter of Credit Fees:	Same as Existing Revolving Credit Agreement.
Unused Line Fee:	Same as Existing Revolving Credit Agreement.
Default Rate:	Same as Existing Revolving Credit Agreement.
Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.
Closing Fees:	A fee in an amount equal to $1,100,000, payable ratably for the benefit of the DIP Revolving Lenders, earned and payable upon entry of the Interim Order.
Servicing Fee:	None.
Appraisal and Examination Fees:

Same as Existing Revolving Credit Agreement; provided that, the ongoing inventory and collateral audit will in all events be reimbursed, and field exams shall be conducted from time to time at Agent's election and at Borrower's expense.

A-I - 1

Annex B

“Events of Default” for the DIP Revolving Facility would include, without limitation:

(a)   failure to make payments with respect to the DIP Revolving Facility when due;

(b)   the Debtors filing a pleading seeking to modify or otherwise alter any of the Orders without the prior consent of the DIP Revolving Agent;

(c)   entry of an order without the prior consent of the DIP Revolving Agent modifying, reversing, staying, or otherwise altering any of the Orders;

(d)   dismissal of any of the Cases or conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code;

(e)   appointment of a chapter 11 trustee or examiner or other responsible person in any of the Cases without the consent of the DIP Revolving Agent;

(f)   any sale of all or substantially all assets pursuant to Section 363 of the Bankruptcy Code, unless (i) the proceeds of such sale are used to pay the DIP Revolving Facility and Existing Revolving Obligations in full in cash on a final and indefeasible basis with all commitments terminated and cash collateralization of all Letters of Credit and contingent obligations thereunder ("Paid in Full"), or (ii) such sale in consented to by the DIP Revolving Agent;

(g)   appointment of an examiner with enlarged powers relating to the operation of the business of the Loan Parties, which appointment shall not have been reversed, stayed or vacated within seven (7) calendar days;

(h)   failure by the Debtors to satisfy covenants and milestones set forth on Annex D (the "Milestones");

(i)   entry of an order granting any super-priority claim (except as contemplated herein) which is senior to or pari passu with the claims of the DIP Revolving Agent and the DIP Revolving Lenders  under the DIP Revolving Facility or the Existing Revolving Agent and the Existing Revolving Lenders under the Existing Revolving Facility;

(j)   payment of or granting adequate protection with respect to pre-petition debt other than as approved by the DIP Revolving Agent or otherwise contemplated hereby;

(k)   any challenge to the validity of the liens in favor of or claims held by the Existing Revolving Agent or the Existing Revolving Lenders (excluding challenges by parties other than a Debtor that are not inconsistent with the terms and conditions of the then applicable Order);

(l)   the liens or super-priority claims granted with respect to the DIP Revolving Facility cease to be valid, perfected and enforceable in any respect;

(m) any of the Debtors uses cash collateral or proceeds of the DIP Revolving Facility for any item other than those set forth in, and in accordance with, the Approved Budget, except

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with the prior consent of the DIP Revolving Agent;

(n)   Permitted Variances under the Approved Budget are exceeded for any period of time;

(o)  On or before the fourteenth (14) day after the Petition Date, the Debtors fail to engage and retain, pursuant to an order and terms reasonably acceptable to DIP Revolving Agent, a Chief Restructuring Officer, or such Chief Restructuring Officer ceases to serve in such capacity or is replaced, unless such replacement is reasonably acceptable to the DIP Revolving Agent;

(p)   any uninsured judgments are entered with respect to any post-petition liabilities against any of the Debtors or any of their respective properties in a combined aggregate amount in excess of $1,000,000, unless stayed, vacated or satisfied for a period of twenty (20) calendar days after entry thereof;

(q)   termination of the exclusive period for the Debtors to file a plan of reorganization in the Cases or the filing of a plan of reorganization other than the Plan, without the prior consent of the DIP Revolving Agent;

(r)   any guarantor of the Existing Revolving Facility or the DIP Revolving Facility asserts any right of subrogation or contribution against any Debtor until all borrowings under the DIP Revolving Facility are paid in full and the commitments are terminated;

(s)   breaches of representations and warranties in any material respect;

(t)   no material adverse change has occurred since the Petition Date;

(u)   noncompliance with any other covenants (subject to customary cure periods as may be agreed with respect to certain covenants);

(v)   any event of default is continuing under the DIP Term Facility; and

(w)  any violation by the Debtors of the terms of the Orders.

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Annex C

The conditions precedent for the DIP Revolving Facility would include, without limitation:

a)   All documented (in summary form) out-of-pocket fees, costs and expenses of (i) the DIP Revolving Agent and Existing Revolving Agent (including (and limited, in the case of counsel, to) all fees, costs, disbursements and expenses of the DIP Revolving Agent’s outside counsel, Goldberg Kohn Ltd. (including any financial advisor retained by Goldberg Kohn, Ltd. in connection with its representation of DIP Revolving Agent), and one firm of local counsel engaged by the DIP Agent in connection with the Debtors’ Chapter 11 Cases, and (ii) any other professional advisors retained by the DIP Revolving Agent or their counsel, on or before the Closing Date, shall have been paid in full in cash, to the extent invoiced to the Borrower no later than one (1) Business Day prior to the Closing Date;

b)   The DIP Revolving Agent shall have received the amount of the Closing Fee payable at Closing;

c)   All material documentation relating to the DIP Revolving Facility and DIP Term Facility shall be in form and substance satisfactory to the DIP Revolving Agent and its counsel and executed by the Loan Parties;

d)   DIP Revolving Agent shall have received and approved the Approved Budget;

e)   DIP Revolving Agent shall have received a commitment (in form and substance reasonably acceptable to DIP Revolving Agent) concerning the agreement of the DIP Term Lenders to either allow the Stalking Horse (defined below) or similar prevailing bid to be consummated, if it is accepted by Borrowers at auction, or make a credit bid for the assets subject to the Stalking Horse bid, and cash proceeds thereof to be used to cause all obligations under the Existing Revolving Facility and the DIP Revolving Facility to be paid in full, in cash, on a final and indefeasible basis;

f)   All first day and related orders (other than the Interim Order (as defined below)) entered by the Bankruptcy Court in the Cases shall be in form and substance reasonably satisfactory to the DIP Revolving Agent;

g)   All motions and other documents filed with and submitted to the Bankruptcy Court in connection with the DIP Revolving Facility, and the approval thereof shall be in form and substance satisfactory to the DIP Revolving Agent;

h)   There shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that, in the judgment of the DIP Revolving Agent at the direction of the DIP Revolving Lenders, prohibits, restricts or imposes a materially adverse condition upon the Borrower or the Guarantors, the DIP Revolving Facility or the exercise by the DIP Revolving Agent at the direction of the DIP Revolving Lenders of its rights as a secured party with respect to the DIP Revolving Collateral;

i)   Other than the Cases, or as stayed upon the commencement of the Cases, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) except as disclosed, if adversely determined, could reasonably be expected to result in a material adverse change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the DIP Revolving Facility, the DIP Working Capital Collateral or the transactions contemplated thereby;

j)   Other than the Orders, (i) all governmental and third party consents and approvals necessary in connection with the DIP Revolving Facility shall have been obtained (without the imposition of any conditions that are not acceptable to the DIP Revolving Agent and the DIP Revolving Lenders in their reasonable discretion) and shall remain in effect, and (ii) no law or regulation shall be applicable, in the reasonable judgment of the DIP Revolving Agent and the DIP Revolving Lenders, that restrains, prevents or imposes materially adverse conditions upon the DIP Facility or the transactions contemplated hereby;

k)   The DIP Revolving Agent, for the benefit of the DIP Revolving Lenders, shall have a valid and perfected lien on and security interest in the DIP Revolving Collateral on the basis and with the priority set forth herein and in the Orders;

l)   Upon request of the DIP Revolving Agent, the Borrower shall obtain endorsements naming the DIP Revolving Agent, on behalf of the DIP Revolving Lenders, as an additional insured or loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Debtors and their subsidiaries forming part of the DIP Revolving Lenders' collateral, which endorsements shall provide for 30 days’ prior notice of cancellation of such policies to be delivered to the DIP Revolving Agent;

m) The Bankruptcy Court shall have entered an interim order (the "Interim Order") within three (3) calendar days following the Petition Date, in form and substance satisfactory to the DIP Revolving Agent and the DIP Revolving Lenders, which Interim Order shall include, without limitation, copies of the DIP Revolving Credit Agreement and the Approved Budget as exhibits thereto, entered on notice to such parties as may be reasonably satisfactory to the DIP Revolving Agent and the DIP Revolving Lenders, (i) authorizing and approving the DIP Revolving Facility and the Transactions contemplated thereby and hereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees contemplated hereby; (ii) lifting or modifying the automatic stay to permit the Debtors to perform their obligations and the DIP Revolving Lenders to exercise their rights and remedies with respect to the DIP Revolving Facility, (iii) providing for the adequate protection in favor of the Existing Revolving Lenders described herein, (iv) providing for the Gradual Roll-up, and (v) reflecting such other terms and conditions that are satisfactory to the DIP Revolving Agent and the DIP Revolving Lenders in their sole discretion, which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Revolving Agent and the DIP Revolving Lenders; and

n)   Pursuant to the Interim Order, the Bankruptcy Court shall have approved the DIP Term Facility;

o)   With respect to any borrowing under the DIP Revolving Facility after 35 days after the Closing Date, the Bankruptcy Court shall have entered a final order in form and substance satisfactory to the DIP Revolving Agent and the DIP Revolving Lenders (the "Final Order"; together with the Interim Order, the "Orders" and, each individually, an "Order") authorizing and approving the DIP Revolving Facility and the Transactions contemplated thereby and hereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of certain fees, which Final Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Revolving Agent and the DIP Revolving Lenders;

p)   Pursuant to the Final Order, the Bankruptcy Court shall have approved the DIP Term Facility; and

q)   There shall have occurred no event which has resulted in or could reasonably be expected to result in a material adverse change.

Annex D

Milestones

1.   Obtain the Bankruptcy Court’s approval of (a) the Interim Order within three (3) days after the Petition Date, and (b) the Final Order within thirty-five (35) days after the Petition Date;

2.   Within ten (10) days after the Petition Date, file a motion requesting the approval of procedures concerning a sale of substantially all of Borrowers' assets, in form and substance acceptable to DIP Revolving Agent;

3.   Within thirty-five (35) days after the Petition Date, obtain entry of an order (in form and substance acceptable to DIP Revolving Agent) approving procedures concerning a sale of substantially all of Borrowers' assets (a "Sale Procedures Order");

4.   Within seventy-five (75) days after the Petition Date, obtain entry of an order from the Bankruptcy Court (in form and substance acceptable to DIP Revolving Agent) approving a bid for substantially all of the assets of Borrowers (including without limitation all North America ABL Priority Collateral owed by Borrowers) that does not contain any financing, due diligence or other conditions or approvals that are not acceptable to DIP Revolving Agent, and provides for cash proceeds of the applicable purchase price to be used at closing to pay the Existing Revolving Facility and the DIP Revolving Facility in full (a "Stalking Horse");  provided, that such seventy-five (75) day deadline may be extended at the election of DIP Term Agent for up to twenty-five (25) days so long as no Event of Default under the DIP Revolving Facility has occurred; provided,  further, that the DIP Term Agent may agree to waive such milestone if the DIP Term Lenders make a bid for the assets of Borrowers that would otherwise constitute and meet the conditions of a Stalking Horse;

5.   Within one hundred thirty (130) days after the Petition Date, conduct an auction in accordance with the Sale Procedures Order; and

6.   Within one hundred sixty (160) days after the Petition Date, consummate the Stalking Horse or such other offer accepted in accordance with the Sale Procedures Order and use cash proceeds at the closing thereof to cause all obligations under the Existing Revolving Facility and the DIP Revolving Facility to be paid in full, in cash, on a final and indefeasible basis.

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